Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Unitholders of Valero Energy Partners LP and
the Board of Directors of Valero Energy Partners GP LLC
We consent to the incorporation by reference in the registration statement (No. 333-193348) on Form S-8 of Valero Energy Partners LP of our report dated September 24, 2015, with respect to the consolidated balance sheets of Valero Energy Partners LP as of December 31, 2014 and 2013, and the related consolidated statements of income, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2014 included in Exhibit 99.3 to this Current Report on Form 8-K of Valero Energy Partners LP.

/s/ KPMG LLP

San Antonio, Texas
September 24, 2015